Exhibit 1.2

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Up to $105,000,000 of Shares of Common Stock

offered to accredited investors only

AMENDED AND RESTATED DEALER MANAGER AGREEMENT

October 14, 2013

KBS Capital Markets Group LLC

660 Newport Center Drive, Suite 1200

Newport Beach, California 92660

Ladies and Gentlemen:

KBS Strategic Opportunity REIT II, Inc., a Maryland corporation (the “Company”) proposes that the Company issue and sell up to $105,000,000 of shares of its common stock, $.01 par value per share (the “Shares”), of which up to $5,000,000 of Shares are intended to be offered pursuant to the Company’s dividend reinvestment plan (the “DRP”), to “accredited investors,” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder (the “Offering”). The Company desires for KBS Capital Markets Group LLC (the “Dealer Manager”) to act as its agent in connection with the Offering. Terms not defined herein shall have the same meaning as in the Company’s Confidential Private Placement Memorandum dated July 3, 2013 (as amended or supplemented from time to time, the “Private Placement Memorandum”).

This Amended and Restated Dealer Manager Agreement amends, restates and replaces in full that certain Dealer Manager Agreement dated July 3, 2013 by and between the Company and the Dealer Manager.

It is anticipated that the Dealer Manager will enter into Selected Dealer Agreements (each, a “Selected Dealer Agreement”) in the form attached to this Agreement as Exhibit A with other broker-dealers participating in the Offering (each participating broker-dealer being referred to herein as a “Dealer”). The Company shall have the right to approve any material modifications or addendums to the form of the Selected Dealer Agreement.

Except as described in the Private Placement Memorandum or in Section 4.2 hereof, the Shares are to be sold at a per Share cash price as follows:

Distribution Channel	Gross Offering Proceeds Raised	Primary Offering Shares*	DRP Shares*
Sales through a Dealer earning transaction-based compensation	$0 - $24,999,999	$9.20	$8.74
	$25,000,000 - $49,999,999	$9.40	$8.93
	$50,000,000 - $74,999,999	$9.60	$9.12
	$75,000,000 - $100,000,000	$9.80	$9.31
Sales through all other distribution channels as discussed in the Private Placement Memorandum	$0 - $24,999,999	$8.602	$8.74
	$25,000,000 - $49,999,999	$8.789	$8.93
	$50,000,000 - $74,999,999	$8.976	$9.12
	$75,000,000 - $100,000,000	$9.163	$9.31
*	The per Share price increase will take effect on the second business day following the day on which the Company has accepted subscriptions for the applicable gross offering proceeds indicated. Shares in the Offering will be purchased at the offering price in effect on the date a subscription agreement is received in good order and processed by the Company’s transfer agent.

In connection with the sale of Shares, the Company hereby agrees with you, the Dealer Manager, as follows:

1.	Representations and Warranties of the Company.

As an inducement to the Dealer Manager to enter into this Agreement, the Company represents and warrants to the Dealer Manager and to each Dealer that:

1.1        The Company has been duly and validly organized and formed as a corporation under the laws of the State of Maryland, with the power and authority to conduct its business as described in the Private Placement Memorandum.

1.2        The Private Placement Memorandum with respect to the Offering has been prepared by the Company. The Private Placement Memorandum complies with the Securities Act for offerings solely to accredited investors as set forth in Regulation D promulgated thereunder and does not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the foregoing provisions of this Section 1.2 will not extend to such statements contained in or omitted from the Private Placement Memorandum that are primarily within the knowledge of the Dealer Manager or any of the Dealers. Copies of the Private Placement Memorandum and each amendment and supplement thereto have been or will be delivered to the Dealer Manager.

1.3        The Company intends to use the funds received from the sale of the Shares as set forth in the Private Placement Memorandum.

1.4        The Company has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity provisions contained in Section 5 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

1.5        The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and compliance with the terms of this Agreement by the Company will not conflict with or constitute a default or violation under any charter, bylaw, contract, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, except to the extent that the enforceability of the indemnity provisions contained in Section 5 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

1.6        No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Shares, except as may be required under the Securities Act and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (“SEC”) promulgated thereunder or under applicable state securities laws.

1.7        The Shares have been duly authorized and, when issued and sold as contemplated by the Private Placement Memorandum and upon payment therefor as provided in the Private Placement Memorandum and this Agreement, the Shares will be validly issued, fully paid and nonassessable and will conform to the description thereof contained in the Private Placement Memorandum.

1.8        None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, a “Company Covered Person” and, together, “Company Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised, and during the term of the Offering will continue to exercise, reasonable care to determine whether any Company Covered Person, any Dealer Manager Covered Person (as defined in Section 3.12 below) and any Dealer Covered Person (as defined in Section 3.13 below) is subject to a Disqualification Event. The Company will immediately comply, to the extent applicable, with its disclosure obligations under Rule 506(e), and will immediately effect the preparation of an amended or supplemented Private Placement Memorandum that will contain any such required disclosure and will, at no expense to the Dealer Manager, promptly furnish the Dealer Manager with such number of printed copies of such amended or supplemented Private Placement Memorandum containing any such required disclosure, including any exhibits thereto, as the Dealer Manager may reasonably request.

1.9        The Company is not aware of any person (other than any Company Covered Person, Dealer Manager Covered Person or Dealer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

2.	Covenants of the Company.

The Company covenants and agrees with the Dealer Manager that:

2.1        It will, at no expense to the Dealer Manager, furnish the Dealer Manager with such number of printed copies of the Private Placement Memorandum, including all amendments, supplements and exhibits thereto, as the Dealer Manager may reasonably request. It will similarly furnish to the Dealer Manager and others designated by the Dealer Manager as many copies of (a) this Agreement and (b) any other printed sales literature or other materials authorized by the Company to be used in the Offering (“Authorized Sales Materials”) as the Dealer Manager may reasonably request in connection with the offering of the Shares (provided that the use of said sales literature and other materials has been first approved for use by the Company).

2.2        It will furnish such information and execute and file such documents as may be necessary for the Company to offer and sell the Shares under applicable exemptions from the registration requirements under the Securities Act and the securities laws of such other jurisdictions as the Dealer Manager may reasonably designate and will file such statements and reports as may be required. The Company will furnish to the Dealer Manager upon request a copy of such papers filed by the Company in connection with any such exemption.

2.3        If at any time during the Offering any event occurs as a result of which, in the opinion of either the Company or the Dealer Manager, the Private Placement Memorandum would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in view of the circumstances under which they were made, not misleading, the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will effect the preparation of an amended or supplemental Private Placement Memorandum that will correct such statement or omission

2.4        It will pay all expenses incident to the performance of its obligations under this Agreement, including (a) the preparation of the Private Placement Memorandum and of each amendment thereto, (b) the preparation, printing and delivery to the Dealer Manager of this Agreement, the Selected Dealer Agreement and such other documents as may be required in connection with the offer, sale, issuance and delivery of the Shares, (c) the fees and disbursements of the Company’s counsel, accountants and other advisors, (d) the fees and expenses, if any, related to the filing of the Private Placement Memorandum with the Financial Industry Regulatory Authority, Inc. (“FINRA”), (e) the fees and expenses related to exemption of the Shares under federal and state securities laws, including the fees and disbursements of counsel in connection with the preparation of any Blue Sky survey and any supplement thereto, (f) the printing and delivery to the Dealer Manager of copies of the Private Placement Memorandum, including any amendments and supplements thereto, (g) the fees and expenses of any registrar or transfer agent in connection with the Shares and (h) the costs and expenses of the Company relating to the preparation and printing of any Authorized Sales Materials.

2.5        The Company will notify the Dealer Manager in writing, promptly upon the occurrence of (i) any Disqualification Event relating to any Company Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Company Covered Person.

3.	Covenants and Agreements of the Dealer Manager.

3.1        Pursuant to your appointment as the Dealer Manager of this Offering, you specifically agree as set forth below:

(a)

Unless no longer required by applicable law, the Dealer Manager agrees, and in its agreements with the Dealers shall require the Dealers to agree, to not offer or sell the Shares by means of any form of general solicitation or general advertising, including but not limited to, the following:

(i)        any advertisement, article, notice, or other communication published in any newspaper, magazine or similar media, cold mass mailings, broadcasts over television or radio, material contained on a website available to the public or an e-mail message sent to a large number of previously unknown persons;

(ii)        any seminar or meeting whose attendees have been invited by any general solicitation or general advertising; or

(iii)        any letter, circular, notice, or other written communication constituting a form of general solicitation or general advertising.

(b)

The Dealer Manager, in its agreements with the Dealers, shall require the Dealers to agree to provide each offeree with a numbered copy of the Private Placement Memorandum (including any amended and restated Private Placement Memorandum), and all supplements or amendments thereto, and to keep on file memoranda indicating to whom each Private Placement Memorandum, supplement or amendment thereto and supplemental material was delivered, which memoranda shall further indicate by number to whom each initial Private Placement Memorandum and any amended and restated Private Placement Memorandum was delivered.

(c)	The Dealer Manager, in its agreements with the Dealers, shall require the Dealers to agree to the following in connection with any offer or sale of the Shares:

(i)        to comply in all respects with statements set forth in the Private Placement Memorandum and any supplements or amendments to the Private Placement Memorandum;

(ii)        not to make any statement inconsistent with the statements in the Private Placement Memorandum and any supplements or amendments to the Private Placement Memorandum;

(iii)        not to make any untrue or misleading statements of a material fact in connection with the Shares; and

(iv)        not to provide any written information, statements, or sales materials other than the Private Placement Memorandum and any supplements or amendments thereto and any supplemental information, unless approved in writing by the Dealer Manager.

(d)

The Dealer Manager, in its agreements with the Dealers, shall require the Dealers to advise each offeree of Shares in the Company at the time of the initial offering to such offeree that the Company shall, during the course of the Offering and a reasonable time before sale, accord offeree and offeree’s agents or representatives, if any, the opportunity to ask questions and receive answers concerning the terms and conditions of the Offering and to obtain any additional information, to the extent possessed or obtainable by the Company without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in the Private Placement Memorandum.

(e)

The Dealer Manager, in its agreements with the Dealers, shall require the Dealer to make, before the sale of any of the Shares, reasonable inquiry to determine if the offeree is acquiring the Shares for offeree’s own account or on behalf of other persons, and that the offeree understands the limitations on the offeree’s disposition of the Shares set forth in Rule 502(d) of Regulation D. This includes a determination by the Dealer that the offeree understands that he must bear the economic risk of the investment for an indefinite period of time because the Shares have not been registered under the Securities Act and, thus, cannot be sold unless the Shares are subsequently registered under the Securities Act or an exemption from registration under the Securities Act is available.

(f)	The Dealer Manager, in its agreements with the Dealers, shall require the Dealers, before the sale of any of the Shares, to:

(i)        have reasonable grounds to believe that each subscriber is an “accredited investor” as that term is then defined in Rule 501(a) of Regulation D; and

(ii)        have sufficient information concerning the offeree to determine that the offeree has such knowledge and experience in financial and business matters that the offeree is capable of evaluating the merits and risks of an investment in the Company.

(g)

The Dealer Manager shall not, and in its agreements with the Dealers shall require that the Dealers shall not, distribute a Private Placement Memorandum, supplement or amendment thereto or any supplemental information to any offeree with whom the Dealer Manager or such Dealer, as applicable, does not have a pre-existing substantive relationship, as defined from time to time by the SEC.

(h)

The Dealer Manager shall not, and in its agreements with the Dealers shall require that the Dealers shall not, utilize any registration statement on Form S-11 filed by the Company with the SEC (the “Registration Statement”) or the prospectus that forms a part thereof in connection with the marketing of this Offering or offer or sell Shares in this Offering to any person who contacts the Dealer Manager or the Dealer, as applicable, as a result of reviewing or receiving the Registration Statement or the prospectus that forms a part thereof.

(i)	The Dealer Manager and the Dealers will suspend or terminate offering of the Shares upon request of the Company at any time and will resume offering the Shares upon subsequent request of the Company.

3.2        In connection with the Dealer Manager’s participation in the offer and sale of Shares (including, without limitation, any resales and transfers of Shares), the Dealer Manager will comply, and in its agreements with Dealers will require that the Dealers comply, with all requirements and obligations imposed upon any of them by (a) the Securities Act, the Securities Exchange Act of 1934, as amended (“the “Exchange Act”) and the rules and regulations of the SEC promulgated under both such acts; (b) all applicable state securities laws and regulations as from time to time in effect; (c) the applicable rules of FINRA, including, but not in any way limited to, Rules 2440 of the NASD Conduct Rules and FINRA Rule 5141; (d) all applicable rules and regulations relating to the suitability of the investors; (e) any other state and federal laws and regulations applicable to the Offering, the sale of Shares or the activities of the Dealer Manager pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999, and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, the Bank Secrecy Act, as amended, the USA Patriot Act of 2001 and regulations administered by the Office of Foreign Asset Control (“OFAC”) at the Department of the Treasury; and (f) this Agreement and the Private Placement Memorandum as amended and supplemented.

3.3        The Dealer Manager will not offer the Shares, and in its agreements with Dealers will require that the Dealers not offer Shares, in any jurisdiction unless and until (a) the Dealer Manager has been advised by the Company in writing that the Shares are exempt from the securities laws of such jurisdiction and (b) the Dealer Manager and any Dealer offering Shares in such jurisdiction have all required licenses and registrations to offer Shares in that jurisdiction.

3.4        The Dealer Manager represents and warrants to the Company and each owner, director, officer and employee thereof that the information under the caption “Plan of Distribution” in the Private Placement Memorandum and all other information furnished and to be furnished to the Company by the Dealer Manager in writing expressly for use in the Private Placement Memorandum, or any amendment or supplement thereto, does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.5        The Dealer Manager will make, and in its agreements with Dealers will require that Dealers make, no representations concerning the Offering except as set forth in the Private Placement Memorandum as amended and supplemented and in the Authorized Sales Materials.

3.6        The Dealer Manager will offer Shares, and in its agreements with the Dealers will require that the Dealers offer Shares, only to persons who meet the financial qualifications set forth in the Private Placement Memorandum as amended and supplemented or in any suitability letter or memorandum sent to the Dealer Manager by the Company. In offering Shares, the Dealer Manager will, and in its agreements with the Dealers, the Dealer Manager will require that the Dealers will, comply with the provisions of all applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Regulation D, Rule 506 promulgated under the Securities Act and FINRA Rule 2111. The Dealer Manager further agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever and no commission will be paid to the Dealer Manager with respect to the portion of any subscription that is rejected.

3.7        The Dealer Manager shall maintain, or in its agreements with Dealers shall require the Dealers to maintain, for at least six years, a record of the information obtained to determine that an investor meets the financial qualification and suitability standards imposed on the offer and sale of the Shares (both at the time of the initial subscription and at the time of any additional subscriptions).

3.8        In making these determinations as to financial qualification and suitability, the Dealer Manager may rely on representations from (i) investment advisers who are not affiliated with a Dealer or (ii) banks acting as trustees or fiduciaries. With respect to the Dealer Manager’s obligation to maintain records of an investor’s financial qualification and suitability, the Company agrees that the Dealer Manager can satisfy its obligations by contractually requiring such information to be maintained by the investment advisers or banks discussed in the preceding sentence.

3.9        If requested by the Company, the Dealer Manager shall obtain, and shall cause the Dealers to obtain, from subscribers for the Shares, other documentation reasonably deemed by the Company to be required under applicable law or as may be necessary to reflect the policies of the Company. Such documentation may include, without limitation, subscribers’ written acknowledgement and agreement to the privacy policies of the Company.

3.10        Except for Authorized Sales Materials, the Company has not authorized the use of any supplemental literature or sales material in connection with the Offering and the Dealer Manager agrees not to use any such material that has not been authorized by the Company. The Dealer Manager further agrees (a) not to deliver any Authorized Sales Materials to any person unless it is accompanied or preceded by the Private Placement Memorandum as amended and supplemented, (b) not to show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Company and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public and (c) not to show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Company if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction.

3.11        The Dealer Manager will provide the Company with such information relating to the offer and sale of the Shares by it as the Company may from time to time reasonably request or as may be requested to enable the Company to prepare such reports of sale as may be required to be filed under applicable federal or state securities laws.

3.12        The Dealer Manager represents that neither it, nor any of its directors, executive officers, general partners, managing members, other officers participating in the offering of Shares or employees or associated persons of the Dealer Manager that have been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares (each, a “Dealer Manager Covered Person” and, together, “Dealer Manager Covered Persons”), is subject to any Disqualification Event except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Company prior to the date hereof.

3.13        In its agreements with the Dealers, the Dealer Manager will require the Dealers to represent that neither the Dealer, nor any of its directors, executive officers, general partners, managing members, other officers participating in the offering of Shares or employees or associated persons of the Dealer that have been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares (each, a “Dealer Covered Person” and, together, “Dealer Covered Persons”), is subject to any Disqualification Event except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Dealer Manager prior to the date of the Selected Dealer Agreement between the Dealer Manager and such Dealer.

3.14        The Dealer Manager represents that it is not aware of any person (other than any Company Covered Person, Dealer Manager Covered Person or Dealer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares. The Dealer Manager will notify the Company of any agreement entered into between the Dealer Manager and any such person in connection with such sale.

3.15        The Dealer Manager will notify the Company in writing promptly upon the occurrence of (i) any Disqualification Event relating to any Dealer Manager Covered Person not previously disclosed to the Company in accordance with Section 3.12 above, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Dealer Manager Covered Person.

3.16        In its agreements with the Dealers, the Dealer Manager will require that the Dealers notify the Dealer Manager in writing promptly upon the occurrence of (i) any Disqualification Event relating to any Dealer Covered Person not previously disclosed to the Dealer Manager, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Dealer Covered Person. The Dealer Manager will notify the Company in writing promptly upon receiving notification from any Dealer of the occurrence of any such event described in this paragraph.

3.17      The Dealer Manager will provide, and in its agreements with the Dealers will require the Dealers to provide, such certifications, documentation, and other information reasonably requested by the Company from time to time which the Company deems to be necessary or advisable to carry out the exercise of reasonable care under Rule 506(d) and (e) under the Securities Act in connection with this Offering.

4.	Obligations and Compensation of the Dealer Manager.

4.1        The Company hereby appoints the Dealer Manager as its agent and principal distributor for the purpose of selling for cash up to a maximum of $105,000,000 of Shares through the Dealers, all of whom shall be members of FINRA, registered investment advisors or as otherwise described in the Private Placement Memorandum, at the per Share cash prices set forth in the Private Placement Memorandum. The Dealer Manager may also sell Shares for cash directly to its own clients and customers at the offering price and subject to the terms and conditions stated in the Private Placement Memorandum. The Dealer Manager hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Shares on said terms and conditions. The Dealer Manager represents to the Company that: (a) it is a member in good standing of FINRA and a broker-dealer registered as such under the Exchange Act; (b) it and its employees and representatives have all required licenses and registrations to act under this Agreement; and (c) it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, rules of the SEC and the USA PATRIOT Act of 2001 or will require that its Dealers establish and implement such programs, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares.

4.2        Except as may be provided in the “Plan of Distribution” section of the Private Placement Memorandum, which may be amended and supplemented from time to time, as compensation for the services rendered by the Dealer Manager, the Company agrees that it will pay to the Dealer Manager selling commissions plus a dealer manager fee as follows:

	Selling Commissions

Distribution Channel	Primary Offering Shares	DRP Shares
Sales through a Dealer earning transaction-based compensation	6.5%*	0.0%*
Sales through all other distribution channels as described in the Private Placement Memorandum	0.0%	0.0%
* Except as set forth herein or in the “Plan of Distribution” section of the Private Placement Memorandum (as amended and supplemented), the Dealer Manager will reallow all of its selling commissions attributable to a Dealer.

	Dealer Manager Fee

Distribution Channel	Primary Offering Shares	DRP Shares
Sales through a Dealer earning transaction-based compensation	3.0%*	0.0%
Sales through all other distribution channels as described in the Private Placement Memorandum	3.0%*	0.0%
* Upon the terms set forth herein or in the Private Placement Memorandum (as amended and supplemented), the Dealer Manager may agree to reallow to any Dealer a portion of its dealer manager fee pursuant to a separate marketing fee agreement.

Upon the terms set forth in the Private Placement Memorandum, reduced selling commissions and dealer manager fees will be paid to the Dealer Manager and reduced per share selling prices shall be recovered on large transactions in accordance with the following table, which may be amended and supplemented by the Private Placement Memorandum:

Dollar Volume Shares Purchased			Sales Commissions (Calculated From Undiscounted Offering Price)	Dealer Manager Fee (Calculated From Undiscounted Offering Price)	Price Per Share to Investor at $9.20	Price Per Share to Investor at $9.40	Price Per Share to Investor at $9.60	Price per Share to Investor at $9.80
$ 0	to	$ 999,999	6.5%	3.0%	$ 9.200	$ 9.400	$ 9.600	$ 9.800
$1,000,000	to	$1,999,999	5.5%	3.0%	9.108	9.306	9.504	9.702
$2,000,000	to	$2,999,999	4.5%	3.0%	9.016	9.212	9.408	9.604
$3,000,000	to	$3,999,999	3.5%	2.5%	8.878	9.071	9.264	9.457
$4,000,000	to	$9,999,999	2.0%	2.5%	8.740	8.930	9.120	9.310
$10,000,000		and above	1.0%	2.0%	8.602	8.789	8.976	9.163

The reduced selling price, selling commission and dealer manager fee will apply to the entire purchase. All commission rates and dealer manager fees are calculated assuming the undiscounted offering price per share in the primary component of the Offering in effect on the date the investor’s subscription agreement is received in good order and processed by the Company’s transfer agent. For example, a purchase of 250,000 shares in a single transaction when the current offering price is $9.20 per share would result in a purchase price of $2,254,000 ($9.016 per share), selling commissions of $103,500 and dealer manager fees of $69,000.

The Company will also reimburse the Dealer Manager for all items of underwriter compensation referenced in the Private Placement Memorandum to the extent the Private Placement Memorandum indicates that they will be paid by the Company. The Company shall also pay directly or reimburse the Dealer Manager for invoiced due diligence expenses of the Dealers and non-participating broker-dealers as described in the Private Placement Memorandum.

As described in the Private Placement Memorandum, the Dealer Manager agrees to sell up to 5% of the Shares in the primary offering to persons identified by the Company pursuant to the Company’s “friends and family” program. The purchase price for Shares under this program will be equal to 93.5% of the then-current offering price per Share in the primary component of the Offering, reflecting that selling commissions in the amount of 6.5% per share will not be payable in connection with such sales. Thus, at a purchase price of $9.20, $9.40, $9.60 and $9.80 in the primary component of the Offering, Shares will be sold at $8.602, $8.789, $8.976 and $9.163, respectively. The Dealer Manager agrees to work together with the Company to implement this program and to execute sales under the program according to the procedures agreed upon by the Dealer Manager and the Company.

In addition, as described in the Private Placement Memorandum, the Dealer Manager may sell shares to Dealers, their retirement plans, their representatives and the family members, IRAs and the qualified plans of their representatives at a purchase price equal to 93.5% of the then-current offering price per Share in the primary component of the Offering, reflecting that selling commissions in the amount of 6.5% per share will not be payable in consideration of the services rendered by such Dealers and representatives in the Offering. Thus, at a purchase price of $9.20, $9.40, $9.60 and $9.80 in the primary offering, Shares will be sold at $8.602, $8.789, $8.976 and $9.163, respectively. For purposes of this discount, a family member includes such person’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in law or brother- or sister-in-law.

Notwithstanding the foregoing, no commissions or dealer manager fee will be paid to the Dealer Manager under this Section 4.2 unless or until the Company has accepted the respective subscription in accordance with the terms of the subscription agreement. The Company will not be liable or responsible to any Dealer for direct payment of commissions to such Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to the Dealers.

5.	Indemnification.

5.1        The Company will indemnify and hold harmless the Dealers and the Dealer Manager, their officers and directors and each person, if any, who controls such Dealer or Dealer Manager within the meaning of Section 15 of the Securities Act (collectively, the “Indemnified Persons”) from and against any losses, claims, damages or liabilities, joint or several (collectively, the “Losses”), to which such Indemnified Persons may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained (i) in the Private Placement Memorandum or any amendment or supplement thereto or (ii) in any federal or state securities filing or other document executed by the Company or on its behalf specifically for the purpose of exempting any or all of the Shares from the registration requirements under the securities laws of any jurisdiction or based upon information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Filing”), or (iii) in any Authorized Sales

Materials, or (b) the omission or alleged omission to state in the Private Placement Memorandum or any amendment or supplement thereto, or in any Filing or Authorized Sales Materials, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending such Loss.

Notwithstanding the foregoing provisions of this Section 5.1, the Company will not be liable in any such case to the extent that any such Loss or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished (x) to the Company by the Dealer Manager, or (y) to the Company or the Dealer Manager by or on behalf of any Dealer, specifically for use with reference to such Dealer or Dealer Manager in the preparation of the Private Placement Memorandum or any such amendment or supplement thereto, any such Filing or any Authorized Sales Material; and further, the Company will not be liable in any such case if it is determined that such Dealer or the Dealer Manager was at fault in connection with the Loss, expense or action.

The foregoing indemnity agreement of this Section 5.1 is subject to the further condition that, insofar as it relates to any untrue statement, alleged untrue statement, omission or alleged omission made in the Private Placement Memorandum (or amendment or supplement thereto) that was eliminated or remedied in any subsequent amendment or supplement thereto, such indemnity agreement shall not inure to the benefit of an Indemnified Person from whom the person asserting any Losses purchased the Shares that are the subject thereof, if a copy of the Private Placement Memorandum as so amended or supplemented was not sent or given to such person at or prior to the time the subscription of such person was accepted by the Company, but only if a copy of the Private Placement Memorandum as so amended or supplemented had been supplied to the Dealer Manager or the Dealer prior to such acceptance.

5.2        The Dealer Manager will indemnify and hold harmless the Company, its officers and directors (including any persons named in the Private Placement Memorandum with his consent, as about to become a director), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act (the “Company Indemnified Persons”), from and against any Losses to which any of the Company Indemnified Persons may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon: (a) any untrue statement of a material fact contained (i) in the Private Placement Memorandum or any amendment or supplement thereto, (ii) in any Filing or (iii) in any Authorized Sales Materials; (b) the omission or alleged omission to state in the Private Placement Memorandum or any amendment or supplement thereto, in any Filing or in any Authorized Sales Material, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, provided that clauses (a) and (b) apply to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Private Placement Memorandum or any such amendment or supplement thereto, or any such Filing or Authorized Sales Materials; (c) any use of sales literature not authorized or approved by the

Company or any use of “broker-dealer use only” materials with members of the public by the Dealer Manager in the offer and sale of the Shares or any use of sales literature in a particular jurisdiction if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction; (d) any untrue statement made by the Dealer Manager or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares; (e) any material violation of this Agreement; (f) any failure to comply with applicable laws governing privacy issues, money laundering abatement and anti-terrorist financing efforts, including applicable rules of the SEC, FINRA and the USA PATRIOT Act of 2001 and the regulations and programs administered by the OFAC at the U.S. Department of the Treasury; or (g) any other failure to comply with applicable rules of FINRA or federal or state securities laws and the rules and regulations promulgated thereunder. The Dealer Manager will reimburse the aforesaid parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending such Loss, expense or action. This indemnity agreement will be in addition to any liability that the Dealer Manager may otherwise have.

5.3        Each Dealer severally will indemnify and hold harmless the Company, the Dealer Manager and each of their officers and directors, and each person, if any, who controls the Company or the Dealer Manager within the meaning of Section 15 of the Securities Act (the “Dealer Indemnified Persons”) from and against any Losses to which a Dealer Indemnified Person may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained (i) in the Private Placement Memorandum or any amendment or supplement thereto, (ii) in any Filing, or (iii) in any Authorized Sales Materials; (b) the omission or alleged omission to state in the Private Placement Memorandum or any such amendment or supplement thereto, in any Filing or in any Authorized Sales Materials, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, provided that clauses (a) and (b) apply to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of such Dealer specifically for use with reference to such Dealer in the preparation of the Private Placement Memorandum or any such amendment or supplement thereto or any such Filing or Authorized Sales Materials; (c) any use of sales literature not authorized or approved by the Company or any use of “broker-dealer use only” materials with members of the public by the Dealer in the offer and sale of the Shares or any use of sales literature in a particular jurisdiction if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction; (d) any untrue statement made by the Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares; (e) any material violation of this Agreement or the Selected Dealer Agreement entered into between the Dealer Manager and the Dealer; (f) any failure to comply with applicable laws governing privacy issues, money laundering abatement and anti-terrorist financing efforts, including applicable rules of the SEC, FINRA and the USA PATRIOT Act of 2001 and the regulations and programs administered by the OFAC at the U.S. Department of the Treasury; or (g) any other failure to comply with applicable rules of FINRA or federal or state securities laws and the rules and regulations promulgated thereunder. Each such Dealer will reimburse each Dealer Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss, expense or action. This indemnity agreement will be in addition to any liability that such Dealer may otherwise have.

5.4        Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, notify in writing the indemnifying party of the commencement thereof. The failure of an indemnified party to so to notify the indemnifying party will relieve such indemnifying party from any liability under this Section 5 as to the particular item for which indemnification is then being sought, but not from any other liability that it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 5.5) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party. Any indemnified party shall not be bound to perform or refrain from performing any act pursuant to the terms of any settlement of any claim or action effected without the consent of such indemnified party.

5.5        The indemnifying party shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions for which indemnification is sought pursuant to this Section 5; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

6.	Survival of Provisions.

6.1        The respective agreements, representations and warranties of the Company and the Dealer Manager set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Dealer Manager or any Dealer or any person controlling the Dealer Manager or any Dealer or by or on behalf of the Company or any person controlling the Company; and (b) the acceptance of any payment for the Shares.

6.2        The respective agreements and obligations of the Company and the Dealer Manager set forth in Sections 2.4, 3.2, 3.6, 3.7, 3.8, 3.11, 4.2, 5 through 9 and 11 through 12 of this Agreement shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Dealer Manager or any Dealer or any person controlling the Dealer Manager or any Dealer or by or on behalf of the Company or any person controlling the Company, (b) the acceptance of any payment for the Shares and (c) the termination of this Agreement.

7.	Applicable Law and Invalid Provision.

7.1        This Agreement shall be governed by the laws of the State of Maryland; provided however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 7.1.

7.2        The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

8.	Counterparts.

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

9.	Successors and Assigns.

9.1        This Agreement shall inure to the benefit of and be binding upon the Dealer Manager, the Company and their respective successors and permitted assigns. This Agreement shall inure to the benefit of the Dealers to the extent set forth in Sections 1 and 4 hereof. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein.

9.2        No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party.

10.	Amendments.

This Agreement may be amended by the written agreement of the Dealer Manager and the Company.

11.	Term.

Any party to this Agreement shall have the right to terminate this Agreement on 60 days’ written notice or immediately upon notice to the other party in the event that such other party shall have failed to comply with any material provision hereof. If not sooner terminated, the Dealer Manager’s agency and this Agreement shall terminate at the close of business on the effective date that the Offering is terminated without obligation on the part of the Dealer Manager or the Company, except as set forth in this Agreement. Upon termination of this Agreement, (a) the Company shall pay to the Dealer Manager all amounts payable under Section 4 hereof at such time as such amounts become payable and (b) the Dealer Manager shall promptly deliver to the Company all records and documents in its possession that relate to the Offering and that are not designated as “dealer” copies.

12.	Customer Complaints.

Each party herby agrees to promptly provide to the other party copies of any written or otherwise documented complaints from customers of the Dealer Manager or any Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by the Dealer Manager or the Dealer).

13.	No Partnership.

Nothing in this Agreement shall be construed or interpreted to constitute the Dealer Manager as in association with or in partnership with the Company; instead, this Agreement shall only constitute the Dealer Manager as a dealer authorized by the Company to sell and to manage the sale by others of the Shares according to the terms set forth in the Private Placement Memorandum as amended or supplemented and in this Agreement.

14.	Submission of Orders.

14.1    Those persons who purchase Shares will be instructed by the Dealer Manager or the Dealer to make their checks payable to the Company. The Dealer Manager, any agent of the Dealer Manager and any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer Manager, any agent of the Dealer Manager or a Dealer that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section 14.

14.2    Where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by the end of the next business day following receipt by the Dealer for deposit to the Company or its agent.

14.3    Where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn by the end of the next business day following receipt by the Final Review Office, transmit such checks for deposit to the Company or its agent.

14.4    Where the Dealer Manager (or its agent) receives investor proceeds, checks will be transmitted by the Dealer Manager (or its agent) for deposit to the Company or its agent as soon as practicable but in any event by the end of the second business day following receipt by the Dealer Manager (or its agent). Checks of rejected potential investors will be promptly returned to such potential investors.

14.5    Notwithstanding the above, the Dealer Manager may authorize certain Dealers that are “$250,000 broker-dealers” to instruct their customers to make their checks for Shares subscribed for payable directly to the Dealer or authorize a debit from the customer’s account maintained with the Dealer for the amount of shares subscribed for by the customer. In such case, the Dealer will collect the proceeds of the subscribers’ checks and debits and wire funds or, if instructed by the Dealer Manager, issue a check for the aggregate amount of the subscription proceeds made payable to “KBS Strategic Opportunity REIT II, Inc.” The procedures for the transmittal of checks and wiring of funds of $250,000 broker-dealers will be set forth in the agreements between the $250,000 broker-dealer and the Dealer Manager.

[SIGNATURES ON FOLLOWING PAGES]

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us effective as of the date first above written.

Very truly yours, KBS STRATEGIC OPPORTUNITY REIT II, INC.

By: /s/ Keith D. Hall
Name: Keith D. Hall
Title: Chief Executive Officer

Accepted and agreed effective as of the date first above written. KBS CAPITAL MARKETS GROUP LLC

By: /s/ Mike Crimmins
Name: Mike Crimmins
Title: Managing Director and Chief Executive Officer

EXHIBIT A

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Up to $105,000,000 of Shares of Common Stock

Offered to accredited investors only

FORM OF SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

KBS Capital Markets Group LLC, as the dealer manager (the “Dealer Manager”) for KBS Strategic Opportunity REIT II, Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of common stock (the “Shares”) of the Company subject to the following terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Amended and Restated Dealer Manager Agreement between the Dealer Manager and the Company, dated October 14, 2013, in the form attached hereto as Exhibit A (the “Dealer Manager Agreement”).

I.	Dealer Manager Agreement

By your acceptance of this Agreement, you will become one of the Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the provisions contained in such Dealer Manager Agreement related to the Dealers, including the representations and warranties of the Company contained in Section 1 of the Dealer Manager Agreement and the indemnification provisions contained in Section 5 of the Dealer Manager Agreement, including specifically the provisions of such Dealer Manager Agreement (Section 5.3) wherein each Dealer severally agrees to indemnify and hold harmless the Company, the Dealer Manager and each their officers and directors, and each person, if any, who controls the Company and the Dealer Manager within the meaning of Section 15 the Securities Act of 1933, as amended (the “Securities Act”). The indemnification agreements contained in Section 5 of the Dealer Manager Agreement shall survive the termination of this Agreement and the Dealer Manager Agreement.

The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Company’s Confidential Private Placement Memorandum dated July 3, 2013, as it may be amended or supplemented from time to time (the “Private Placement Memorandum”).

II.	Submission of Orders

Those persons who purchase Shares will be instructed by the Dealer to make their checks payable to the Company. The Dealer will return any check it receives not conforming to the foregoing instructions directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the following methods:

Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by the end of the next business day following receipt by the Dealer for deposit to the Company or its agent.

Where, pursuant to the Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn by the end of the next business day following receipt by the Final Review Office transmit such checks for deposit to the Company or its agent.

III.	Pricing

Except as otherwise provided in the “Plan of Distribution” section of the Private Placement Memorandum (as amended and supplemented), the Shares are to be sold at a per Share cash price as follows:

Distribution Channel	Dollar Amount Gross Offering Proceeds Raised	Primary Offering Shares*	DRP Shares*
Sales through a Dealer earning transaction-based compensation	$0 - $24,999,999	$9.20	$8.74
	$25,000,000 - $49,999,999	$9.40	$8.93
	$50,000,000 - $74,999,999	$9.60	$9.12
	$75,000,000 - $100,000,000	$9.80	$9.31
Sales through all other distribution channels as discussed in the Private Placement Memorandum	$0 - $24,999,999	$8.602	$8.74
	$25,000,000 - $49,999,999	$8.789	$8.93
	$50,000,000 - $74,999,999	$8.976	$9.12
	$75,000,000 - $100,000,000	$9.163	$9.31
*	The per Share price increase will take effect on the second business day following the day on which the Company has accepted subscriptions for the applicable gross offering proceeds indicated. Shares in the Offering will be purchased at the offering price in effect on the date a subscription agreement is received in good order and processed by the Company’s transfer agent.

Upon the terms set forth in the Private Placement Memorandum, pursuant to the Company’s volume discount program, Shares shall be sold at reduced prices in accordance with the following table, which may be amended and supplemented by the Private Placement Memorandum:

Dollar Volume Shares Purchased			Sales Commissions (Calculated From Undiscounted Offering Price)	Dealer Manager Fee (Calculated From Undiscounted Offering Price)	Price Per Share to Investor at $9.20	Price Per Share to Investor at $9.40	Price Per Share to Investor at $9.60	Price per Share to Investor at $9.80
$ 0	to	$ 999,999	6.5%	3.0%	$ 9.200	$ 9.400	$ 9.600	$ 9.800
$1,000,000	to	$1,999,999	5.5%	3.0%	9.108	9.306	9.504	9.702
$2,000,000	to	$2,999,999	4.5%	3.0%	9.016	9.212	9.408	9.604
$3,000,000	to	$3,999,999	3.5%	2.5%	8.878	9.071	9.264	9.457
$4,000,000	to	$9,999,999	2.0%	2.5%	8.740	8.930	9.120	9.310
$10,000,000		and above	1.0%	2.0%	8.602	8.789	8.976	9.163

The reduced selling price (and the applicable selling commission and dealer manager fee under the volume discount program) will apply to the entire purchase. For example, a purchase of 250,000 shares in a single transaction when the current offering price is $9.20 per share would result in a purchase price of $2,254,000 ($9.016 per share).

In addition, as described in the Private Placement Memorandum, the Dealer Manager may sell shares to the Dealer, its retirement plans, its representatives and the family members, IRAs and the qualified plans of its representatives at a purchase price equal to 93.5% of the then-current offering price per Share in the primary component of the Offering, reflecting that selling commissions in the amount of 6.5% per share will not be payable in consideration of the services rendered by the Dealer and its representatives in the Offering. Thus, at a purchase price of $9.20, $9.40, $9.60 and $9.80 in the primary component of the Offering, Shares will be sold at $8.602, $8.789, $8.976 and $9.163, respectively. For purposes of this discount, a family member includes such person’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in law or brother- or sister-in-law.

IV.	Dealer’s Commissions

Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Private Placement Memorandum (as amended and supplemented), the Dealer’s selling commission applicable to the offering price of the Shares sold by the Dealer, which it is authorized to sell hereunder, is as follows:

	Selling Commissions
Distribution Channel	Primary Offering Shares	DRP
Sales through a Dealer earning transaction-based compensation	6.5%	0.0%
Sales through all other distribution channels as discussed in the Private Placement Memorandum	0.0%	0.0%

The preceding commission (for the Dealer distribution channel) shall be adjusted for sales under the volume discount program in accordance with the following table, which may be amended and supplemented by the Private Placement Memorandum:

Dollar Volume Shares Purchased			Sales Commissions (Calculated From Undiscounted Offering Price)	Dealer Manager Fee (Calculated From Undiscounted Offering Price)
$ 0	to	$999,999	6.5%	3.0%
$1,000,000	to	$1,999,999	5.5%	3.0%
$2,000,000	to	$2,999,999	4.5%	3.0%
$3,000,000	to	$3,999,999	3.5%	2.5%
$4,000,000	to	$9,999,999	2.0%	2.5%
$10,000,000		and above	1.0%	2.0%

The reduced selling commission and dealer manager fee will apply to the entire purchase. All commission rates and dealer manager fees are calculated assuming the undiscounted offering price per share in the primary component of the Offering in effect on the date the investor’s subscription agreement is received in good order and processed by the Company’s transfer agent. For example, a purchase of 250,000 shares in a single transaction when the current offering price is $9.20 per share would result in selling commissions of $103,500 and dealer manager fees of $69,000.

All selling commissions shall be based on Shares sold by Dealer and accepted and confirmed by the Company, which commission will be paid by the Dealer Manager. For these purposes, a “sale of Shares” shall occur if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, payment for the Shares has been received in full in the manner provided in Section II hereof, the Company has accepted the subscription agreement of such subscriber and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company.

In addition, upon the terms set forth herein or in the Private Placement Memorandum (as amended and supplemented), the Dealer Manager may agree to reallow to any Dealer a portion of its dealer manager fee pursuant to a separate marketing fee agreement. For volume discount sales of $3,000,000 or more, the dealer manager fee is reduced as set forth above. The amount of the dealer manager fee reallowed to a Dealer in that instance will be negotiated on a transaction by transaction basis. The Dealer Manager or, in certain cases at the option of the Company, the Company, will pay or reimburse invoiced due diligence expenses of Dealer.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the offering is limited to such commission from the Dealer Manager and Dealer’s indemnity referred to in Section 5 of the Dealer Manager Agreement and that the Company is not liable or responsible for the direct payment of such commission to the Dealer.

V.	Payment

Payment of selling commissions or any reallowance of a portion of the dealer manager fee will be made by the Dealer Manager (or by the Company as provided in the Dealer Manager Agreement) to the Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company. Dealer acknowledges that, if the Company pays selling commissions to the Dealer Manager, the Company is relieved of any obligation for selling commissions to the Dealer. The Company may rely on and use the preceding acknowledgment as a defense against any claim by the Dealer for selling commissions the Company pays to Dealer Manager but that Dealer Manager fails to remit to the Dealer.

VI.	Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company. The Dealer agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission will be paid to the Dealer with respect to the portion of any subscription that is rejected. Orders not accompanied by a Subscription Agreement with the signature page and the required check in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Dealer Manager shall have the right to offset amounts owed against future commissions due and otherwise payable to the Dealer.

VII.	Covenants and Agreements of the Dealer

Dealer covenants and agrees with the Dealer Manager and the Company that:

7.1	Dealer will use its best efforts to sell the Shares for cash on the terms and conditions set forth in this Agreement and the Private Placement Memorandum.

7.2	In connection with the Dealer’s participation in the offer and sale of Shares (including, without limitation, all initial and additional subscriptions for Shares and any resales and transfers of Shares), the Dealer will comply with all requirements and obligations imposed upon it by (a) the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated under both such acts; (b) all applicable state securities laws and regulations as from time to time in effect; (c) the applicable rules of FINRA, including, but not in any way limited to, Rule 2420 and Rule 2440 of the NASD Conduct Rules and FINRA Rule 5141; (d) all applicable rules and regulations relating to the suitability of investors; (e) any other state and federal laws and regulations applicable to the Offering, the sale of Shares or the activities of the Dealer pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999, and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, the Bank Secrecy Act, as amended, the USA Patriot Act of 2001, and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury; and (f) this Agreement and the Private Placement Memorandum as amended and supplemented.

7.3	The Dealer will not offer Shares in any jurisdiction unless and until (a) the Dealer has been advised in writing by the Company or the Dealer Manager that the Shares are exempt from the securities laws of such jurisdiction and (b) the Dealer has all required licenses and registrations to offer shares in that jurisdiction.

7.4	The Dealer will offer Shares (both at the time of an initial subscription and at the time of any additional subscription) only to persons who meet the financial qualifications and suitability standards set forth in the Private Placement Memorandum as amended or supplemented or in any suitability letter or memorandum sent to the Dealer by the Company or the Dealer Manager. In offering Shares, the Dealer will comply with the provisions of all applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Regulation D, Rule 506 promulgated under the Securities Act and FINRA Rule 2111.

7.5	The Dealer agrees to maintain a record of the information obtained to determine that an investor meets the financial qualification and suitability standards imposed on the offer and sale of the Shares (both at the time of the initial subscription and at the time of any additional subscriptions) (the “Suitability Records”), for a period of six years from the date of the sale of the Shares. The Dealer further agrees to make the Suitability Records available to the Dealer Manager and the Company upon request and to make them available to representatives of the SEC and FINRA and applicable state securities administrators upon the Dealer’s receipt of a subpoena or other appropriate document request from such agency.

7.6	If requested by the Company, the Dealer shall obtain from subscribers for the Shares, other documentation reasonably deemed by the Company to be required under applicable law or as may be necessary to reflect the policies of the Company. Such documentation may include, without limitation, subscribers’ written acknowledgement and agreement to the privacy policies of the Company.

7.7	The Dealer will provide the Dealer Manager with such information relating to the offer and sale of the Shares by it as the Dealer Manager may from time to time reasonably request or as may be requested to enable the Dealer Manager or the Company, as the case may be, to prepare such reports of sale as may be required to be filed under applicable federal or state securities laws and the rules and regulations thereunder.

7.8	Further, the Dealer specifically agrees as set forth below:

(a)

Unless no longer required by applicable law, Shares shall not be offered and/or sold by the Dealer by means of any form of general solicitation or general advertising, including, but not limited to, the following:

(1)

any advertisement, article, notice, or other communication published in any newspaper, magazine or similar media, cold mass mailings, broadcasts over television or radio, material contained on a website available to the public or an e-mail message sent to a large number of previously unknown persons;

(2)	any seminar or meeting whose attendees have been invited by any general solicitation or general advertising; or

(3)	any letter, circular, notice, or other written communication constituting a form of general solicitation or general advertising.

(b)	In connection with any offer or sale of the Shares, the Dealer agrees to the following:

(1)	to comply in all respects with statements set forth in the Private Placement Memorandum and any supplements or amendments to the Private Placement Memorandum;

(2)	not to make any statement inconsistent with the statements in the Private Placement Memorandum and any supplements or amendments to the Private Placement Memorandum;

(3)	not to make any untrue or misleading statements of a material fact in connection with the Shares; and

(4)

not to provide any written information, statements, or sales materials other than the Private Placement Memorandum and any supplements or amendments thereto and any supplemental information, unless approved in writing by the Dealer Manager.

(c)	The Dealer:

(1)	acknowledges that any Registration Statement on Form S-11 for an initial public offering of the shares of common stock of the Company (the “Registration Statement”) relates only to the initial public offering of shares of common stock of the Company and not to this Offering;

(2)	agrees that it will not utilize the Registration Statement or the prospectus that forms a part thereof in connection with the marketing of this Offering; and

(3)	agrees that it will not offer or sell Shares in this Offering to any person who contacts the Dealer as a result of reviewing or receiving the Registration Statement or the prospectus that forms a part thereof.

(d)

The Dealer shall advise each offeree of Shares in the Company at the time of the initial offering to such offeree that the Company shall, during the course of the Offering and a reasonable time before sale, accord offeree and offeree’s agents or representatives, if any, the opportunity to ask questions and receive answers concerning the terms and conditions of the Offering and to obtain any additional information, to the extent possessed or obtainable by the Company without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in the Private Placement Memorandum.

(e)	Before the sale of any of the Shares, the Dealer shall make reasonable inquiry to determine if the offeree is acquiring the Shares for offeree’s own account or on behalf of other persons, and that the offeree understands the limitations on the offeree’s disposition of the Shares set forth in Rule 502(d) of Regulation D. This includes a determination by the Dealer that the offeree understands that he must bear the economic risk of the investment for an indefinite period of time because the Shares have not been registered under the Securities Act and, thus, cannot be sold unless the Shares are subsequently registered under the Securities Act or an exemption from registration under the Securities Act is available.

(f)	Before the sale of any of the Shares, the Dealer shall:

(1)	have reasonable grounds to believe that each subscriber is an “accredited investor” as that term is then defined in Rule 501(a) of Regulation D; and

(2)

have sufficient information concerning the offeree to determine that the offeree has such knowledge and experience in financial and business matters that the offeree is capable of evaluating the merits and risks of an investment in the Company.

(g)        The Dealer shall not distribute a Private Placement Memorandum, supplement or amendment thereto or any supplemental information to any offeree with whom the Dealer does not have a pre-existing substantive relationship, as defined from time to time by the SEC. The SEC makes this determination on a case-by-case basis, taking into account all relevant facts and circumstances. However, generally, such relationship must exist before the date on which the Dealer enters into this Agreement and must allow the Dealer to determine and understand the prospective investor’s investment objectives, sophistication and financial situation and whether an investment in the Shares is suitable for such prospective investor.

(h)        The Dealer shall complete and deliver to the Dealer Manager or the Company such certifications or other documentation requested by such parties regarding the Dealer’s determinations referenced in paragraphs (d) through (g) above, including, without limitation, a certificate stating the number of each Private Placement Memorandum delivered to each offeree, and a confirmation that the Dealer reasonably believes that each such offeree is an “accredited investor” as that term is then defined in Rule 501(a) of Regulation D.

(i)        Shares shall not be sold by the Dealer to any non-accredited investors.

7.9	The Dealer represents that neither it, nor any of its directors, executive officers, general partners, managing members, other officers participating in the offering of Shares or employees or associated persons of the Dealer that have been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares (each, a “Dealer Covered Person” and, together, “Dealer Covered Persons”), is subject to any Disqualification Event except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Dealer Manager prior to the date hereof.

7.10	The Dealer represents that it is not a party to any agreement other that this Agreement regarding the payment (directly or indirectly) of remuneration for solicitation of purchasers in connection with the sale of any Shares. The Dealer will notify the Dealer Manager of any such agreement entered into between the Dealer and any other person.

7.11	The Dealer will notify the Dealer Manager in writing promptly upon the occurrence of (i) any Disqualification Event relating to any Dealer Covered Person not previously disclosed to the Company in accordance with Section 7.9 above, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Dealer Covered Person.

7.12	The Dealer shall provide to the Dealer Manager or the Company such certifications, documentation and other information as reasonably requested from time to time by the Dealer Manager or the Company as such parties deem necessary or advisable to carry out the exercise of reasonable care under Rule 506(d) and (e) under the Securities Act in connection with this Offering.

VIII.	Representations, Covenants and Agreements of the Dealer Manager

8.1	The Dealer Manager represents that neither it, nor any of its directors, executive officers, general partners, managing members, other officers participating in the offering of Shares or employees or associated persons of the Dealer Manager that have been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares (each, a “Dealer Manager Covered Person” and, together, “Dealer Manager Covered Persons”), is subject to any Disqualification Event except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Dealer prior to the date hereof.

8.2	The Dealer Manager will notify the Dealer in writing promptly upon the occurrence of (i) any Disqualification Event relating to any Dealer Manager Covered Person not previously disclosed to the Dealer in accordance with Section 8.1 above, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Dealer Manager Covered Person. The Dealer Manager will also notify the Dealer in writing promptly upon receiving notification from (x) the Company of the occurrence of any Disqualification Event relating to any Company Covered Persons and any event that would, with the passage of time, become a Disqualification Event relating to any Company Covered Persons, or (y) any other Dealer of the occurrence of any Disqualification Event relating to any such Dealer’s Dealer Covered Persons and any event that would, with the passage of time, become a Disqualification Event relating to any such Dealer’s Dealer Covered Persons.

IX.	Private Placement Memorandum and Sales Literature

Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Shares except as set forth in the Private Placement Memorandum as amended and supplemented or in the Authorized Sales Materials. The Dealer Manager will supply Dealer with reasonable quantities of the Private Placement Memorandum, including amendments of and supplements to the Private Placement Memorandum, and any Authorized Sales Materials, for delivery to investors, with each such initial Private Placement Memorandum and any amended Private Placement Memorandum being numbered. Dealer will deliver a copy of the Private Placement Memorandum, including any amendments and supplements thereto, each identified by number, to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. When a supplement or amendment to the Private Placement Memorandum is prepared and delivered to the Dealer by the Company or the Dealer Manager after delivery of the Private Placement Memorandum to an investor, the Dealer shall distribute each such supplement or amendment to the Private Placement Memorandum to every person who has previously received a copy of the Private Placement Memorandum from the Dealer. The Dealer shall keep memoranda in its records indicating to whom each Private Placement Memorandum, supplement or amendment thereto, and supplemental material was delivered, which memoranda shall further indicate by number to whom each initial Private Placement Memorandum and any amended and restated Private Placement Memorandum was delivered. The Dealer further agrees to make such records available to the Dealer Manager and the Company upon request and to make them available to representatives of the SEC and FINRA and applicable state securities administrators upon the Dealer’s receipt of a subpoena or other appropriate document request from such agency. Dealer will not send or give any Authorized Sales Materials to an investor unless the Authorized Sales Materials are accompanied by or preceded by the Private Placement Memorandum as amended and supplemented.

Except for the Authorized Sales Materials, the Company has not authorized the use of any supplemental literature or sales materials in connection with the Offering and the Dealer agrees not to use any material unless it has been authorized by the Company and provided to the Dealer by the Dealer Manager. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Dealer agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Dealer Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing that relates to another company supplied to it by the Company or the Dealer Manager bearing a legend that states that such material may not be used in connection with the offer or sale of any securities of the Company. On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply with all the applicable requirements under the Securities Act, the Exchange Act, applicable rules and regulations promulgated by the SEC, including Regulation D promulgated under the Securities Act, and applicable state securities laws and regulations.

X.	License and Association Membership

Dealer represents and warrants to the Company and the Dealer Manager that it is a properly registered or licensed broker-dealer, duly authorized to offer and sell Shares under federal securities laws and regulations and the securities laws and regulations of all states where it offers or sells Shares and that it is a member of FINRA in good standing. This Agreement shall automatically terminate if the Dealer ceases to be a member of FINRA in good standing or is subject to a FINRA suspension or if the Dealer’s registration or license under the Exchange Act or any state securities laws or regulations is terminated or suspended; the Dealer agrees to notify the Dealer Manager immediately if any of these events occur.

XI.	Anti-Money Laundering Compliance Programs

Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer has established and implemented an anti-money laundering and customer identification compliance program (“AML Program”) in accordance with applicable laws and regulations, including federal and state securities laws, applicable rules of FINRA, and the Bank Secrecy Act, Title 31 U.S.C. Sections 5311-5355, as amended by the USA Patriot Act of 2001, and related regulations (31 C.F.R. Part 103), and will continue to maintain its AML Program consistent with applicable laws and regulations during the term of this Agreement.

In accordance with these applicable laws and regulations and its AML Program, Dealer agrees to verify the identity of its new customers; to maintain customer records; to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons. Additionally, Dealer will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the USA Patriot Act as potential signals of money laundering or terrorist financing. Dealer will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. Upon request by the Dealer Manager at any time, the Dealer hereby agrees to furnish (a) a copy of its AML Program to the Dealer Manager for review, and (b) a copy of the findings and any remedial actions taken in connection with Dealer’s most recent independent testing of its AML Program.

XII.	Effectiveness, Termination and Amendment

This Agreement shall become effective upon the execution hereof by the Dealer and the receipt of this executed Agreement by the Dealer Manager. Dealer will immediately suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. In addition to termination pursuant to Section X, any party may terminate this Agreement by written notice, which termination shall be effective 48 hours after such notice is given. Upon the sale of all of the Shares or the termination of the Dealer Manager Agreement, this Agreement shall terminate without obligation on the part of the Dealer or the Dealer Manager, except as set forth in this Agreement. The indemnification agreements contained in Section 5 of the Dealer Manager Agreement shall survive the termination of this Agreement and the Dealer Manager Agreement, and the respective agreements and obligations of the Dealer Manager and the Dealer set forth in Sections IV, V, VI, 7.2, 7.5, 7.6, IX and XII through XXIII of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer. Any such amendment shall be deemed accepted by the Dealer upon the Dealer placing an order for the sale of Shares after it has received such notice.

XIII.	Privacy Laws

The Dealer Manager and Dealer (each referred to individually in this section as a “party”) agree as follows:

13.1	Each party agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLBA”) and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”) and (c) its own internal privacy policies and procedures, each as may be amended from time to time;

13.2	Dealer shall not disclose nonpublic personal information (as defined under the GLBA) of all customers who have opted out of such disclosures, except to service providers (when necessary and as permitted under the GLBA) or as otherwise required by applicable law;

13.3	Except as expressly permitted under the FCRA, Dealer shall not disclose any information that would be considered a “consumer report” under the FCRA; and

13.4

Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event either party expects to use or disclose nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

XIV.	Customer Complaints

Each party agrees to promptly provide to the other party copies of any written or otherwise documented complaints from customers of the Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by the Dealer).

XV.	Notice

All notices to the Dealer Manager shall be in writing addressed to the Dealer Manager at the address set forth below. All notices to Dealer shall be in writing addressed to the Dealer at the address specified by the Dealer at the end of this Agreement. Notices addressed to the intended recipient as described above will be duly given (a) when personally delivered or by commercial messenger, (b) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; or (c) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder.

To the Dealer Manager:

KBS Capital Markets Group LLC

660 Newport Center Drive, Suite 1200

Newport Beach, California 92660

XVI.	Confidentiality

In connection with the Dealer’s due diligence review of the Offering, the Dealer (or its agent performing due diligence) may request receipt of confidential information regarding the Offering, the Company, the Company’s sponsor or the sponsor’s affiliates. The Company and the Dealer Manager will reasonably cooperate with such Dealer to accommodate such request; provided, however, any such information provided to Dealer or its agent will be subject to the terms of the confidentiality agreement attached as Appendix A to this Agreement. The parties hereto acknowledge and agree that the terms of the confidentiality agreement attached as Appendix A hereto are also intended to directly benefit the Company and KBS Capital Advisors LLC (“KBS CA”), its subsidiaries and/or affiliates (which group includes, but is not limited to, the Dealer Manager, KBS Holdings LLC (“KBS Holdings”), and investment programs sponsored by KBS Holdings and/or its respective subsidiaries and/or affiliates (whether such programs are sponsored directly or through joint ventures)), and joint venture partners of KBS Holdings and KBS CA and their affiliates, including, without limitation, Legacy Partners Residential Realty LLC, all of which are intended third-party beneficiaries of the Dealer’s obligations under the confidentiality agreement attached as Appendix A hereto and each of which has the right to enforce its terms at law or at equity, including the right to seek injunctive relief, against the Dealer.

XVII.	Confirmation

The Dealer Manager hereby acknowledges that the Dealer Manager has assumed the duty to confirm on behalf of the Dealers all orders for purchases of Shares accepted by the Company. Such confirmations will comply with the rules of the SEC and FINRA and will comply with the applicable laws of such other jurisdictions to the extent that the Dealer Manager is advised of such laws in writing by the Dealer.

XVIII.	Entire Agreement

This Agreement and the exhibits hereto are the entire agreement of the parties and supersede all prior agreements, if any, relating to the subject matter hereof between the parties hereto.

XIX.	Successors and Assigns

No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the Dealer Manager and the Dealer and their respective successors and permitted assigns.

XX.	Arbitration, Attorney’s Fees, Jury Trial and Applicable Law

In the event of a dispute concerning any provision of this Agreement (including any provisions of the Dealer Manager Agreement incorporated into this Agreement), either party may require the dispute to be submitted to binding arbitration, conducted on a confidential basis, under the then current commercial arbitration rules of FINRA or the American Arbitration Association (at the discretion of the party requesting arbitration) in accordance with the terms of this Agreement (including the governing law provisions of this section) and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16). The parties will request that the arbitrator or arbitration panel (“Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the arbitration panel shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the Los Angeles FINRA District Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration. Except as provided otherwise in Section 5 of the Dealer Manager Agreement, in any action or arbitration to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. Each party to this Agreement hereby waives a trial by jury in any legal action or proceeding relating to this Agreement. This Agreement shall be construed under the laws of the State of

California; provided, however, that the governing law for causes of action for violations of federal or state securities law shall be governed by the applicable federal or state securities law.

XXI.	Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

XXII.	Counterparts

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

XXIII.	No Partnership

Nothing in this Agreement shall be construed or interpreted to constitute the Dealer as an employee, agent or representative of, or in association with or in partnership with, the Dealer Manager, the Company or the other Dealers; instead, this Agreement shall only constitute the Dealer as a dealer authorized by the Dealer Manager to sell the Shares according to the terms set forth in the Private Placement Memorandum as amended and supplemented and in this Agreement.

[signature page follows]

Attest:		THE DEALER MANAGER: KBS CAPITAL MARKETS GROUP LLC

By:		By:
	Name		Name

	Title		Title

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions set forth therein. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1.	Identity of Dealer:

Name:

Type of entity:
(corporation, partnership or proprietorship)

Organized in the State of:
(State)

Licensed as broker-dealer in the following States:

Tax I.D. #:

2.	Person to receive notice pursuant to Section XV:

Name:

Company:

Address:

City, State and Zip Code:

Telephone No.:	( )

Telefax No.:	( )

E-mail Address:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:
Authorized Signature

Title:

APPENDIX A

Dealer Confidentiality Agreement

KBS Capital Advisors LLC (“KBS CA”), its subsidiaries and/or affiliates (which group includes, but is not limited to, KBS Capital Markets Group LLC (“Dealer Manager”), KBS Holdings LLC (“KBS Holdings”) and investment programs sponsored by KBS Holdings and/or its respective subsidiaries and/or affiliates (whether such programs are sponsored directly or through joint ventures)), and joint venture partners of KBS Holdings and KBS CA and their affiliates including, without limitation, Legacy Partners Residential Realty LLC (“Legacy”) (collectively, “KBS”), may disclose Confidential Information (as defined below) to Dealer and its Representatives (as defined below), in connection with their due diligence efforts in respect of one or more offerings of securities sponsored by KBS (the “Offerings”). This Appendix A constitutes part of the Selected Dealer Agreement between Dealer Manager and Dealer (the “Selected Dealer Agreement”) and sets forth the agreements and understandings among the Dealer Manager, Dealer and KBS with respect to the disclosure of Confidential Information.

1.        General.    As a condition to receiving such Confidential Information, Dealer hereby agrees that it and its Representatives will: (i) hold all such Confidential Information in trust and in the strictest confidence, (ii) protect such Confidential Information from disclosure in accordance with a standard of care that shall be no less than the care such party uses to protect its own confidential information of like importance but in no event with less than reasonable care, (iii) treat all such Confidential Information in accordance with the provisions of this Appendix A and (iv) take or abstain from taking certain other actions hereinafter set forth.

Prior to the receipt of any Confidential Information, each Representative shall have been made aware of and have agreed to be bound by the terms set forth in this Appendix A. Neither the Dealer nor any of its Representatives shall use, copy, disclose, disseminate, or permit any unauthorized person access to, any Confidential Information without KBS’s prior written consent. The Dealer and its Representatives may, with KBS’s prior written consent, communicate Confidential Information to another broker-dealer that has entered into a separately-negotiated confidentiality agreement with KBS (which agreement with KBS shall be in substantially the form hereof). Any such Confidential Information disseminated pursuant to the immediately preceding sentence shall remain confidential notwithstanding any such communication to another person. To the extent Confidential Information is provided by Dealer pursuant to the terms hereof, the Dealer and each Representative shall ensure that any existing confidentiality notices included on or with the Confidential Information are included in any such disclosures or, if no such notices are included, “Confidential” or some similar notice is stamped on the Confidential Information.

For purposes of this Appendix A, the term “Representative” shall include an officer, director, manager, employee, owner, member or partner of Dealer performing a due diligence review of KBS, a consultant, due diligence provider, accountant or attorney of Dealer performing a due diligence review of KBS on behalf of Dealer, and any person or committee, as the case may be, responsible for determining whether Dealer will participate in the Offerings, provided that in each case, such person has a need to know such information; provided further that, in no event, may such information be shared with any person involved in retail selling efforts related to any Offerings.

2.        Confidential Information.    For purposes hereof, “Confidential Information” means all information concerning the business, financial condition, operations, prospects, assets and liabilities of KBS (including materials and matters provided to and discussed by the board of directors of KBS and the committees of the board) that KBS believes is either confidential, proprietary or otherwise not generally available to the public, whether prepared by KBS, its advisors or otherwise (including information received by KBS from third parties under confidential conditions) and which is furnished to Dealer or any of its Representatives in writing, orally or by any other means in connection with the Offerings, and includes all analyses, notes, compilations, summaries, studies or other documents, records or data prepared by Dealer or its Representatives which contain, reflect or are generated from, such information. However, Confidential Information shall not include information that: (A) is generally available to the public other than as a result of a disclosure by the Dealer or its Representatives in breach of this Appendix A; (B) is known to the Dealer or its Representatives prior to the date of the Selected Dealer Agreement; provided, that, such information is not known by the Dealer or its Representatives to be subject to another confidentiality agreement with, or other obligation or undertaking of secrecy to KBS; (C) is independently disclosed to the Dealer or its Representatives by a third-party which the Dealer or its Representative reasonably believes has a bona fide right to do so without violating any obligation of confidentiality or (D) is developed by the Dealer or any of its Representatives completely independent of any information disclosed to the Dealer or any of its Representatives in connection with their due diligence review.

3.        Legally Required Disclosures.    In the event that the Dealer or any of its Representatives is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) by any court or governmental agency or authority or other supervisory body, or by application of law, regulation or legal or regulatory process to disclose any of the Confidential Information, the Dealer shall: (A) provide KBS with prompt written notice of any such request or requirement so that KBS may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Appendix A, (B) if the Dealer or any of its Representatives is required based upon the advice of their respective legal counsel, to disclose Confidential Information, the Dealer or such Representative may, without liability hereunder, disclose only that portion of the Confidential Information which such legal counsel advises is legally required to be disclosed; provided, that, the Dealer or such Representative exercises reasonable efforts to otherwise preserve the confidentiality of the Confidential Information and (C) upon reasonable notice, the Dealer and its Representatives will cooperate with KBS in obtaining a protective order or other appropriate remedy reasonably limiting disclosure to appropriate parties relating to the applicable proceeding; provided, that, the foregoing (i) shall not require the Dealer or its Representatives to delay production of any Confidential Information and (ii) shall apply only to the extent that KBS bears all costs and expenses of such cooperation, including, but not limited to, payment to the Dealer or its Representative, as applicable, for time expended by its staff relating to any such efforts at its then current billing rates and reimbursement of all reasonable attorney’s fees and costs of legal counsel associated therewith. Neither the Dealer nor any of its Representatives is required to take any action pursuant to clause

(C) of the immediately preceding sentence without reasonable assurances from KBS that such payment and reimbursement will be provided.

4.        Ownership of Confidential Information.    Confidential Information, including any copies, printouts and summaries thereof, shall remain the property of KBS and all applicable rights in patents, copyrights, trade secrets and similar intellectual property rights embodied in the Confidential Information shall remain in KBS.

5.        Return of Confidential Information.    Except for due diligence files and copies maintained to comply with applicable rules and regulations upon advice of counsel, Dealer agrees promptly upon KBS’s written request to return all written material, including copies or printouts and summaries thereof, and destroy all material held by Dealer or any of its Representatives in electronic form (including material on disks or tapes) containing Confidential Information, submitted to Dealer or its Representatives or prepared by Dealer or its Representatives based upon such Confidential Information. Notwithstanding the return or destruction of Confidential Information, Dealer and its Representatives will continue to hold in confidence all Confidential Information and be bound by their respective obligations under the terms of this Appendix A.

6.        Remedies.    Each party agrees that the obligations hereunder are necessary and reasonable in order to protect KBS and its business, and expressly agrees that monetary damages would not be a sufficient remedy for any violation of the terms of this Appendix A and, accordingly, KBS shall be entitled to seek equitable relief, including, but not limited to, specific performance and injunctive relief as remedies for any violation, including, without limitation, the actual or threatened disclosure of Confidential Information without the prior written consent of KBS. Such remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Appendix A, but shall be in addition to all other remedies available to KBS at law or equity. The Dealer agrees that neither it nor any of its Representatives will raise the defense of an adequate remedy at law in any action seeking equitable relief. The Dealer shall indemnify and hold harmless KBS from and against all liabilities, obligations, claims, damages, penalties, causes of action costs and expenses (including reasonable attorneys’ fees and expenses actually incurred) imposed upon or incurred by or asserted against KBS by reason of a violation of the terms of this Appendix A by the Dealer or any of its Representatives.

7.        Waiver.    No delay or failure in exercising any rights hereunder shall be construed to be a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right hereunder.

8.        Governing Law.    THIS APPENDIX A SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. EACH OF THE PARTIES HEREBY AGREE AND SUBMIT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED WITHIN THE STATE OF CALIFORNIA FOR THE RESOLUTION OF ANY DISPUTE THAT MAY ARISE UNDER THIS APPENDIX A, AND THAT THE STATE AND FEDERAL COURTS LOCATED WITHIN THE STATE OF CALIFORNIA HAVE EXCLUSIVE JURISDICTION FOR ANY SUCH DISPUTES.

9.        Severability.    If for any reason any provision of this Appendix A shall be declared void or invalid, such declaration shall not affect the validity of the remainder of this Appendix A which shall remain in full force and effect as if executed with the void or invalid provision eliminated.

10.      Binding Agreement.    This Appendix A shall be binding upon, and shall inure to the benefit of KBS (including each of the entities included in the definition of “KBS” in the preamble to this Agreement including, without limitation, Legacy), the Dealer and their respective successors in interest.

11.      Non-Assignment.    This Appendix A, and the rights and obligations hereby created, may not be assigned by the Dealer without the express written consent of KBS.

12.      Entire Agreement.    This Appendix A constitutes the entire agreement and supersedes and replaces any prior or existing agreement relating to treatment of Confidential Information relating to KBS and the Offerings.

13.      Captions.    The captions contained in this Appendix A are for convenience only, form no part of this Appendix A and shall not in any manner amplify, limit, modify or otherwise affect the interpretation of this Appendix A.